Exhibit 10.6

FIRST AMENDMENT TO LEASE

(Relocation and Expansion)

This FIRST AMENDMENT TO LEASE (“Amendment”) is made and entered into as of May 7, 2015, by and between HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and BENITEC BIOPHARMA PTY LDT, an Australia registered corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant are parties to that certain Lease dated May 12, 2014 (the “Lease”), whereby Tenant currently leases 2,541 rentable square feet of space with a street address of at 3942 Trust Way, Hayward, California 94545 (the “Original Premises”) in that certain building commonly known as Building B (the “Building”) located in the office project known as “Point Eden Business Park” (the “Project”).

B. Landlord and Tenant desire to substitute the Original Premises with approximately 4,754 rentable square feet of space commonly known as Suite B in the Building, with a street address of 3940 Trust Way, Hayward, California 94545 (the “Substitute Premises”), as set forth on Exhibit A attached hereto, and to make other modifications to the Lease on the terms and conditions set forth in this Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Amendment.

2. Modification of Premises. Effective as of the date (the “Substitute Premises Commencement Date”) which is the later to occur of (i) May 1, 2015, or (ii) the date the Substitute Premises are “Ready for Occupancy” as that term is defined in the Tenant Work Letter attached hereto as Exhibit B (“Tenant Work Letter”), (a) subject to the terms of Section 3, below, the Lease shall terminate and be of no further force or effect with respect to the Original Premises, and (b) Tenant shall lease from Landlord and Landlord shall lease to Tenant the Substitute Premises on the terms and conditions set forth in the Lease, as hereby amended. Consequently, effective upon the Substitute Premises Commencement Date, the Substitute Premises shall be substituted for the Original Premises and all references in the Lease, as hereby amended, to the “Premises” shall mean and refer to the Substitute Premises.

3. Surrender of Original Premises.

3.1. Vacation and Surrender. Tenant hereby agrees to vacate the Original Premises and surrender and deliver exclusive possession of the Original Premises to Landlord on or before the Substitute Premises Commencement Date in accordance with the provisions of the Lease and thereafter, Tenant shall have no further obligations with respect to the Original Premises except with respect to the period of Tenant’s tenancy prior to the Substitute Premises Commencement Date. In the event that Tenant fails to vacate the Original Premises and surrender and deliver exclusive possession of the Original Premises to Landlord on or before the Substitute Premises Commencement Date in accordance with the provisions of the Lease, then (subject to the terms of Section 3.2, below) Tenant shall be deemed to be in holdover of the Original Premises and shall be subject to the terms of Article 16 of the Lease.

3.2. Decommissioning. Notwithstanding the foregoing, Landlord acknowledges that following the Substitute Premises Commencement Date, Tenant will be required to close permits and licenses (including without limitation, with respect to Tenant’s radiation license) and decommission the Original Premises and to receive an official sign off from the applicable governmental agencies as required by applicable laws (the “Decommissioning Process”). During the Decommissioning Process, Tenant shall have the right, upon reasonable prior notice to Landlord, and accompanied by Landlord or a Landlord representative, to access the Original Premises as reasonably required to complete such Decommissioning Process. During the Decommissioning Process, Tenant shall be required to pay for all utilities used in the Original Premises. If the Decommissioning Process has not been completed within 120 days after the Substitute Premises Commencement Date (the “Outside Decommissioning Date”), then, during the period from the Outside Decommissioning Date to the date Tenant completes the Decommissioning Process, Tenant shall be required to pay Base Rent and Tenant’s Share of Direct Expenses for the Original Premises at the rate applicable immediately prior to the Substitute Premises Commencement Date.

3.3. Representations of Tenant. Tenant represents and warrants to Landlord that (a) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease or in the Original Premises; (b) no other person, firm or entity has any right, title or interest in the Lease or in the Original Premises through Tenant; (c) Tenant has the full right, legal power and actual authority to enter into this Amendment and to terminate Tenant’s lease with respect to the Original Premises without the consent of any person, firm or entity; and (d) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof. Tenant further represents and warrants to Landlord that as of the date hereof there are no, and as of the Substitute Premises Commencement Date there shall not be any, mechanic’s liens or other liens encumbering all or any portion of the Original Premises, by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors or assigns. Notwithstanding the termination of the Lease with respect to the Original Premises, the representations and warranties set forth in this Section 3.3 shall survive the Substitute Premises Commencement Date and Tenant shall be liable to Landlord for any inaccuracy or any breach thereof.

4. Condition of Substitute Premises. Tenant shall accept the Substitute Premises in its currently existing “as-is” condition and, except for the construction of the Landlord Work as expressly provided in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Substitute Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Substitute Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Amendment and the Tenant Work Letter. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Premises have not undergone inspection by a Certified Access Specialist (CASp).

5. Substitute Premises Term. Landlord and Tenant acknowledge that the Lease Term is scheduled to expire on December 15, 2016, pursuant to the terms of the Lease. Notwithstanding anything to the contrary set forth in the Lease, the Lease Term is hereby extended and shall expire on the last day of the thirty-sixth (36th) month after the Substitute Premises Commencement Date (the “Lease Expiration Date”). The period of time beginning on the Substitute Premises Commencement Date and ending on the Lease Expiration Date shall be referred to herein as the “Substitute Premises Term.”

6.	Base Rent.

6.1. Base Rent Prior to the Substitute Premises Commencement Date, Tenant shall continue to pay Base Rent with respect to the Original Premises in accordance with the terms of the Lease. Commencing as of the Substitute Premises Commencement Date, and continuing throughout the Substitute Premises Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Substitute Premises as follows:

Period During Substitute Premises Term	Annualized Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
Substitute Premises Commencement Date – the last day of the 12th month of the Substitute Premises Term	$111,243.60	$9,270.30	$1.95

The first (1st) day of the 13th month of the Substitute Premises Term – the last day of the 24th month of the Substitute Premises Term.	$114,580.92	$9,548.41	$2.01

The first (1st) day of the 25th month of the Substitute Premises Term – the last day of the 36th month of the Substitute Premises Term.	$118,018.32	$9,834.86	$2.07

6.2. Base Rent Abatement. Provided that Tenant is not then in default of the terms of the Lease, after expiration of any applicable notice and cure periods, Tenant will have no obligation to pay any Base Rent with respect to the Substitute Premises for the period for the first (1st) month of the Substitute Premises Term. Notwithstanding the foregoing, Tenant’s Share of annual Direct Expenses shall not be abated during the Substitute Premises Term.

7. Tenant’s Share of Direct Expenses.

7.1. Tenant’s Share. Prior to the Substitute Premises Commencement Date, Tenant shall continue to pay Tenant’s Share of the annual Direct Expenses in connection with the Original Premises in accordance with the terms of the Lease. Effective as of the Substitute Premises Commencement Date, and continuing throughout the Substitute Premises Term, Tenant shall pay Tenant’s Share of the annual Direct Expenses in connection with the Substitute Premises in accordance with the terms of the Lease, provided that with respect to the calculation of Tenant’s Share, Tenant’s Share of annual Direct Expenses that is reasonably allocable solely to the Building, is approximately 20.81%; and Tenant’s Share of annual Direct Expenses that is reasonably allocable solely to the Project is approximately 0.89%.

8. Option Term. Tenant shall continue to have the rights to extend the Lease Term pursuant to Section 2.2 of the Lease; provided, however, Landlord and Tenant hereby acknowledge and agree that, effective as of the Substitution Premises Commencement Date:

a. All references in Section 2.2 to the “Lease Term” shall be deemed to be references to the Substitute Premises Term; and

b. All references in Section 2.2.1, to “two (2) years” shall be deemed to be references to three (3) years.

9. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than CBRE, Inc., representing both Landlord and Tenant in this transaction (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers. The terms of this Section shall survive the expiration or earlier termination of this Amendment.

10. Conflict; No Further Modification. In the event of any conflict between the terms and provisions of the Lease and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall prevail. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[Signatures on following page]

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“LANDLORD”	HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership

	By:	HCP Estates USA Inc., a Delaware corporation, its General Partner

		By:	/s/ Jonathan M. Bergschneider
Jonathan M. Bergschneider Executive Vice President

“TENANT”	BENITEC BIOPHARMA PTY LDT, an Australia registered corporation

	By:	/s/ Greg West
Greg West
	Its:	CFO and Secretary

By its execution of this First Amendment to Lease, the undersigned, guarantor under the Lease, hereby consents to the foregoing First Amendment to Lease, and hereby reaffirms its obligations pursuant to that certain Guaranty of Lease, dated of even date with the Lease, with respect to the Lease, as amended by this First Amendment to Lease.

“GUARANTOR” TACERE THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Greg West
Print Name:	Greg West
Its:	CFO and Secretary

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